Exhibit 99.4
TUPPERWARE BRANDS CORPORATION
OFFER TO EXCHANGE
$400,000,000 aggregate principal amount of its 4.750% Senior Notes due 2021 that have been registered under the Securities Act of 1933 (which we refer to as the “New Notes”)
For any and all of its outstanding
4.750% Senior Notes due 2021 (which we refer to as the “Old Notes”)
                    , 2011
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
Tupperware Brands Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2011 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $400,000,000 of its New Notes for a like principal amount at maturity of its Old Notes. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of June 2, 2011, by and among the Company, the Guarantor and the initial purchasers referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.
We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2011;

2.	The letter of transmittal for your use and for the information of your clients;

3.
A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for the Old Notes are not immediately available or time will not permit all required documents to reach Wells Fargo Bank, N.A. (the “Exchange Agent”) at or prior to 5:00 p.m., New York City time, on the Expiration Date, defined below, or if the procedure for book-entry transfer cannot be completed at or prior to 5:00 p.m., New York City time, on the Expiration Date; and

4.
A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange offer will expire at 5:00 p.m., New York City Time, on , 2011, the 20th business day following the date of the Prospectus (the “Expiration Date”), unless extended by the Company. Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the Expiration Date.
To participate in the Exchange Offer, a tendering holder must, on or prior to the Expiration Date, either (a) transmit to the Exchange Agent a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the Exchange Agent at its address listed on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer-Exchange Agent” or (b) transmit an agent's message to the Exchange Agent, in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal.
The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise set forth in the Letter of Transmittal.

Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front cover of the Letter of Transmittal and in the Prospectus under the caption “The Exchange Offer-Exchange Agent.”
Very truly yours,
TUPPERWARE BRANDS CORPORATION
NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Enclosures

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